MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT

This Membership Interest and Stock Purchase Agreement (this "**Agreement**"), dated as of April 30, 2023, is entered into by and among Indoor Harvest Corp., a Texas corporation ("**Buyer**"), Metabiogenics, Ltd., S.A. de C.V, Mario Acosta Mejía, an individual residing in Mexico City, Miguel Gutierrez, an individual residing in the State of Texas, Adam Cortez, an individual residing in the State of Texas. Luis R. De Luna, an individual residing in the State of Texas (each a "**Seller**" and collectively the "**Sellers**"), Metabiogenix USA, LLC, a Texas limited liability company (the "**Company**" or the "**Acquired Company**")

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests (the "**Membership Interests**") in the Company;

WHEREAS, the Company, a company engaged in the business of manufacturing and distributing its main product, Metabiox, focused on the supplement based health and wellness industry;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the selling percentage of such Sellers' Membership Interests (collectively, the "Purchased Membership Interests"), subject to the terms and conditions set forth herein;

WHEREAS, as a result of the transactions contemplated by this Agreement, Buyer shall own 60% with Sellers collectively owning 40% (the "Retained Interest") of all issued and outstanding Membership Interests in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in ARTICLE II):

a) **Membership Interests of the Company.** Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Sellers all of Sellers' right, title and interest in and to all of the Purchased Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an "**Encumbrance**"), for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price for the Purchased Membership Interests shall consist of cash of $400,000 and 300,000,000 shares of Indoor Harvest Corp/Symbol: INQD (the "**Purchase Price**"). The Purchase Price of cash and shares is further described section 1.03 below. Bonus consideration, which will be conditional upon the achievement of certain milestones ("**Bonus Consideration**"), is also addressed in section 1.03 below.

Section 1.03 Cash, Share and Bonus Consideration. Buyer previously paid $50,000 to the Sellers on July 25, 2022 and again on $50,000 on December 22, 2022 which payments are being credited toward

the herein described $400,000 Purchase Price. Therefore, at Closing, Buyer shall be obligated to pay an additional $300,0000 (“**Cash Consideration**”) to Sellers. Buyer will, at closing, a initiate a payment of $50,000 immediately to the Sellers which will be divided among them in accordance with their Pro Rata Portion, pursuant to the wire transfer instructions provided to Buyer prior to Closing. The remaining Cash Consideration of $250,000 shall be paid to Sellers and divided among them in accordance with their Pro Rata Portion, in five monthly installments of $50,000 each. The first installment shall be paid on or before June 1, 2023 and each remaining monthly installment will be paid on the first day of each following month until all funds are paid in full.

a) **Stock Consideration**. At Closing, Buyer shall initiate a transaction to deliver a total of 300,000,000 shares of common stock, $0.001 par value per share, of Buyer (the “**Shares**” or “**Stock Consideration**”) to be divided among each of the Sellers in accordance with their Pro Rata Portion, pursuant to the instructions provided by each to Buyer prior to Closing, and Buyer shall cause its transfer agent to record a book entry evidencing the issuance of the Stock Consideration in the names of Sellers, or as soon as practicable thereafter.

b) **Bonus Consideration**: Bonus Consideration, in the form of warrants to purchase an aggregate total of 150,000,000 common shares of Buyer, will be set aside at Closing. Only if the below conditions are met, the warrants will be granted in blocks to Sellers and divided among them according to their Pro Rata Portion as described below.

The first set of warrants (“1st Warrant Set”) to purchase an aggregate total of 50,000,000 shares will be granted to the Sellers and divided among them according to their pro rata portions, if Metabiogenix USA LLC generates at least $2 million in revenue and is Profitable during the 1st Reporting Period. Each warrant of the 1st Warrant Set will have an exercise price of one cent ($0.01) per share and will expire 5 years from Closing.

A second set of warrants (2nd Warrant Set”) to purchase an aggregate total of 50,000,000 shares will be granted to the Sellers and divided among them according to their pro rata portions, if Metabiogenix USA LLC generates at least $5 million in revenue and at least $500,000 in Profit during the 2nd Reporting Period. Each Warrant of the 2nd Warrant Set will have an exercise price of two cents ($0.02) per share and will expire 5 years from Closing.

A third set of warrants (“3rd Warrant Set”) to purchase an aggregate total of 50,000,000 shares will be granted to the Sellers and divided among them according to their pro rata portions, if Metabiogenix USA LLC has generated at least $15 million in revenue and at least $2,000,000 in Profit during the 3rd Reporting Period. The 3rd Warrant set will have an exercise price of three cents ($0.03) per share and will expire 5 years from Closing.

For purposes of this Agreement, Metabiogenix, LLC makes a “Profit” or is “Profitable” if the aggregate amount of revenue is greater than the aggregate amount of expenses for the relevant Reporting Period.

For purposes of this Agreement

The 1st Reporting Period starts at the date of Closing and ends 365 days later

The 2nd Reporting Period starts at the end of the 1st Reporting Period and ends 365 days later

The 3rd Reporting Period starts at the end of the 2nd Reporting Period and ends 365 days later.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "**Closing Date**") by the remote by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 Seller Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

a) An assignment of the Purchased Membership Interests to Buyer in the form of **Exhibit A**, duly executed by each Seller.

b) A certificate of the secretary (or other officer) or the managing member, as applicable, of each Acquired Company certifying (i) that attached thereto are true and complete copies of all resolutions authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "**Transaction Documents**") and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

c) A certificate of existence for the Company certified by the Texas Secretary of State.

d) The Transaction Documents and such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.03 Reserved.

Section 2.04 Buyer's Deliveries. At the Closing, Buyer shall deliver the following to Sellers, as applicable:

a) The Cash Consideration.

b) The Stock Consideration.

c) A certificate of chief executive officer of Buyer certifying that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect.

d) The Transaction Documents and such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 3.01 Authority and Capacity. Each Seller has the legal capacity to execute and deliver this Agreement and the agreements referenced herein to which he is a party and to consummate the Transactions. No further action is required on the part of either Seller to authorize this Agreement and the agreements referenced herein to which he is a party. This Agreement and the agreements referenced herein to which the Sellers are a party have been duly executed and delivered by each and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of each , enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 3.02 Title to Membership Interests. Each Seller, as applicable: (i) is the legal and beneficial owner of the Purchased Membership Interests; (ii) has good, valid and marketable title to such Purchased Membership Interests, and will convey to Buyer at the Closing such title to such Purchased Membership Interests, free and clear of all Encumbrances; (c) is not a party to or bound by any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Membership Interests; and (d) is not a party to any voting trust, proxy, power of attorney or other agreement or understanding with respect to the voting of any Membership Interests.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

Each Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization. Each Acquired Company is a corporation or limited liability company duly organized, validly existing and in good standing under any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority ("**Law**"). of the state of its jurisdiction of organization, and is duly qualified or licensed as a foreign corporation or limited liability company to do business and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary.

Section 4.02 Authorization and Binding Effect.

a) Each Acquired Company has full corporate or limited liability company power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. Each Acquired Company has the full corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents by the applicable Acquired Company and the performance by the applicable Acquired Company of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable. Each Acquired Company has made available to Buyer true, complete and correct copies of its limited liability company agreement, certificate of incorporation and bylaws, as applicable, each as in effect on the date of this Agreement ("**Governing Documents**").

b) This Agreement has been duly executed and delivered by the Acquired Companies and constitutes the valid and legally binding obligation of the Acquired Companies,

enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by general equitable principles). As of the Closing, each Transaction Document to which any Acquired Company is a party will have been duly executed and delivered by such Acquired Company and will constitute the valid and legally binding obligation of such Acquired Company, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by general equitable principles).

Section 4.03 Capitalization of the Acquired Companies.

(a) Each Seller is the record owner of and has good and valid title to the Purchased Membership Interests, free and clear of all Encumbrances. The Purchased Membership Interests constitute 60% of the total issued and outstanding membership interests in the Company. The Purchased Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Purchased Membership Interests, free and clear of all Encumbrances.

(b) The authorized capital stock of the Subsidiary consists of (i) 1,000 units of Metabiogenix USA LLC issued and outstanding ("**Metabiogenix Units**"), which are owned by, Metabiogenics Ltd S.A. de C.V. 400 units or 40% of the total 1,000 units, Mario Acosta Mejía 400 units or 40% of the total 1,000 units, Adam Cortez 100 units or 10% of the total 1,000 units, and Luis R. De Luna 100 units or 10% of the total 1,000 units. All of the Metabiogenix USA LLC units have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by each of the Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, Buyer shall own 60% of the Metabiogenix USA LLC units, free and clear of all Encumbrances.

(c) Each of the Membership Interests and the Shares were issued in compliance with applicable Laws. Neither Membership Interests nor Shares were issued in violation of any Governing Documents or any other agreement, understanding, arrangement, or commitment to which Seller or Acquired Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "**Person**"). For purposes of this Agreement, "**Governmental Authority**" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(d) There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to shares of capital stock or membership interests of any Acquired Company, or obligating Seller or any Acquired Company to issue or sell any shares of capital stock (including the Shares) or membership interests (including the Purchased Membership Interests), or any other interest, in any Acquired Company. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.04 No Conflicts or Consents. The execution, delivery, and performance by each Acquired Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of any Governing Document; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "**Law**") or any order, writ, judgment, injunction, decree, determination, penalty, or award

entered by or with any Governmental Authority ("**Governmental Order**") applicable to Seller or the Acquired Companies; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "**Contracts**"), to which Seller or any Acquired Company is a party or by which Seller or any Acquired Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of any Acquired Company.

Section 4.05 Undisclosed Liabilities. The Acquired Companies have no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise, except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 4.06 Material Contracts. Sellers have made available to Buyer complete copies of all material Contracts to which any of the Acquired Companies is a party or by which any Acquired Company is bound or to which any asset of any Acquired Company is subject as of the Closing Date.

Section 4.07 Real Property; Title to Assets; Inventory.

(a) Sellers have made available to Buyer schedules of all material equipment and machinery owned or leased by the Company, which are in suitable operating condition, ordinary wear and tear excepted, and are physically located at the place of business leased by the Company under the Facility Lease.

(b) Sellers have made available to Buyer a schedule of the inventory of the Company, merchantable and fit for the purpose for which it was procured or manufactured, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which reserves have been established. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

Section 4.08 Intellectual Property.

An Exclusive License and Supply Agreement (the "License Agreement") was made and entered into as of the March 14, 2022 (for ten years) by and between Blue Ocean Wellness FZC, a corporation organized under the laws of Dubai, United Arab Emirates ("BOW") and Dr. Mario Acosta Mejía, Mexican, together with Metabiogenics LTD, S.A. de C.V., a corporation organized under the laws of Mexico ("MAM"), a copy of which is attached hereto as **Exhibit B**. Capitalized terms in this Section 4.08 have the meaning as defined in the License Agreement.

Under the terms of the License Agreement, MAM have an exclusive license from BOW for purposes of enabling MAM to market, import, export, distribute, offer for sale and sell the Products using BOW's Technology and Technology Marks in Mexico, the United States of America, Latin America and Spain and BOW is willing to grant such license subject to the conditions and pursuant to the terms set forth in this Agreement. Any additional territories shall be added by mutual agreement of the Parties.

Indoor Harvest/Metabiogenics LTD/Metabiogenix USA LLC covenants and agrees that it shall not challenge, or cause a third party to challenge, Blue Ocean Wellness FZC (BOW) right, title or interest in and to the Technology Marks anywhere in the world. All uses by Indoor Harvest/Metabiogenics LTD/Metabiogenix USA LLC of the Technology Marks in the Territory shall inure to the benefit of BOW, and Indoor Harvest/Metabiogenics LTD/Metabiogenix USA LLC shall make no use or apply for any registration thereof except as permitted by BOW.

Indoor Harvest/Metabiogenics LTD/Metabiogenix USA LLC shall advise BOW of any infringement of the Technology or the Technology Marks of which it becomes aware, but Indoor Harvest shall not bring any action with respect to any such infringement without BOW's prior written consent. MAM shall cooperate with BOW, at BOW's request and at BOW's expense, with respect to any of BOW's efforts to protect its interests in the Technology and the Technology Marks.

Indoor Harvest/Metabiogenics LTD/Metabiogenix USA LLC recognizes that the genesis of the Technology, the science behind, as well as all clinical studies and related concepts and brands such as Mitochondria targeting, Microbiome modulation (that can be approached with names such as Metabiogenic products, Metabiotics, Microbiome Bio-modulators, Metabolic Reset Program, among others) were solely discovered and developed by the Japanese Medical Institute and Metabiogenix Science, BOW or its affiliates; therefore, all acknowledgement, rights and interests in connection there with are the exclusive property of the Japanese Medical Institute and Metabiogenix Science or its affiliates, and may not be challenged by Indoor Harvest/Metabiogenics LTD/Metabiogenix USA LLC at any time and under any circumstances.

MAM and BOW have an agreement that 50% of the value of the commercial brands (Trademark) corresponds to BOW and the other 50% to MAM, therefore Indoor Harvest/Metabiogenics LTD/Metabiogenix USA LLC are 50% commercial brands (Trademark) owners prior to Closing this contract.

Section 4.09 Legal Proceedings; Governmental Orders. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "**Actions**") pending or, to Seller's knowledge, threatened against or by Acquired Company or Seller: (i) relating to or affecting any Acquired Company or any of Acquired Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding, and each Acquired Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 4.10 Compliance with Laws; Permits. Each Acquired Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets. All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities that are required for any Acquired Company to conduct its business have been obtained and are valid and in full force and effect.

Section 4.11 Environmental Matters.

(a) The Company has complied, and is now complying, with all Environmental Laws. Neither Acquired Company nor Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b) There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Subsidiary; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

(c) As used in this Agreement: (i) "**Environmental Laws**" means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) "**Hazardous Substances**" means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

Section 4.12 Employment Matters and Governance and board of directors.

(a) Seller has made available to Buyer a schedule of all employees of the Subsidiary; and for each individual described therein, the individual's title or position and compensation. All compensation payable to all employees of the Company for services performed on or prior to the Closing Date have been paid in full.

(b) The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "**Union**"), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Subsidiary.

Section 4.13 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "**Tax Returns**") required to be filed by each Acquired Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by each Acquired Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of each Acquired Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of each Acquired Company and statements of deficiencies assessed against, or agreed to by, each Acquired Company for all Tax periods ending as of the Closing Date. The term "**Tax**" or "**Taxes**" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

(b) Each Acquired Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Each Acquired Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes and has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Acquired Company.

Section 4.14 Full Disclosure. No representation or warranty by Seller or any Acquired Company in this Agreement, any schedule provided in connection with this Agreement, or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 5.03 Issuance of Stock Consideration. The issuance of the Stock Consideration is duly authorized and, upon issuance in accordance with the terms of this Agreement, shall be validly issued, fully paid and nonassessable.

Section 5.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI
COVENANTS

Section 6.01 Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates and its and their respective directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants, and other agents (collectively, "**Representatives**") to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that such Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, *provided that* Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. As used in this Agreement, "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 6.02 Employees Agreement.

(a) Employment.Buyer will engage in an active dialogue with the senior executives of the Company during due diligence, and requires that Dr. Mario Acosta, the Chief Executive Officer, remain in the Company for a minimum of Forty-Eight (48) months. The Parties believe Dr. Acosta's input is critical, and, if it is of mutual desire, we would indeed seek a longer-term relationship with Dr. Acosta as an Executive in the Company. Buyer further requires the retention of the current senior management team for a minimum of thirty-six (36) months, and preferably forty-eight (48) months (based upon their shared desire to remain part of the Company).

(b) METABIOX. It is further understood that the commercialization of METABIOX and other products in Mexico will continue with the support and recommendations of the Buyer's management team and resources with the objective of accelerating sales following the current Marketing Plan, a copy of which has been provided to Buyer; with initial expectations in the short and medium term to introduce the products in the Central and Latin America markets. The creation of a business plan for the USA and Canada

(c) Employees. After closing Buyer anticipates that substantially all employees and management presently employed by Seller will continue such employment on terms and conditions generally in line with industry standards, including without limitation, non-compete and non-solicitation undertakings.

Section 6.03 Governance and Board of Directors.

Promptly after the Closing, the Company shall institute a Board of Directors (the "Board"). The Board will initially be comprised of seven (7) members. Buyer shall have the right to elect four (4) members (each a "Indoor Harvest Designee" to the Board one of whom shall serve as Chairman of the Board. At least one Indoor Harvest Designee shall serve on each committee of the Board. The board of directors of each Metabiogenics LTD/Metabiogenix USA subsidiary, including any committees thereof, shall be comprised of the same members as the Board. All board members shall be entitled to customary indemnification from the Company and its subsidiaries, as applicable.

Notwithstanding the foregoing, the Board shall be structured in a manner where the Indoor Harvest Designees shall be entitled to one vote each and Metabiogenix LTD will be afforded three members and each such member shall have one vote each.

Section 6.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to any Acquired Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Acquired Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "**Straddle Period**"), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Acquired Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 7.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 7.04) for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Acquired Company shall be terminated as of the Closing Date. After such date none of Acquired Company, Seller, nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.04 Tax Indemnification. Sellers shall indemnify each Acquired Company, Buyer, and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "**Losses**") attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.13; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VII; (c) all Taxes of each Acquired Company or relating to the business of each Acquired Company for all PreClosing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which each Acquired Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on any Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of any Acquired Company that are the responsibility of Seller pursuant to this Section 7.04 within ten business days after payment of such Taxes by Buyer or an Acquired Company. For purposes of this Agreement, a "**Pre-Closing Tax Period**" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 7.05 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of any Acquired Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of any Acquired Company for any Pre-Closing Tax Period (collectively, "**Tax Records**") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 7.06 Tax Treatment. Sellers and Buyer agree that the transaction contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets of the Company.

Section 7.07 Tax Allocation. Sellers and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for U.S. federal and applicable state and local income tax purposes as agreed by their respective accountants, negotiating in good faith on their behalf.

Section 7.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.13 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers shall indemnify and defend each of Buyer and its Affiliates (including each Acquired Company) and their respective Representatives (collectively, the "**Buyer Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or any Acquired Company contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller or any Acquired Company pursuant to this Agreement or the other Transaction Documents.

Section 8.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "**Seller Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "**Indemnified Party**") shall promptly provide written notice of such claim to the other party (the "**Indemnifying Party**"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.04 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing.

Section 8.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.13 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

Section 8.06 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VIII (and in ARTICLE VII) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	3003 NW Loop 410, Suite 100, San Antonio, TX 78230 Phone: +52 55 4860 9115 Email: acosta@metabiogenix.com Attention: Dr. Mario Acosta Mejia
with a copy (which shall not constitute notice) to:	3003 NW Loop 410, Suite 100, San Antonio, TX 78230 Facsimile: 210 349-0615 Attention: Luis R. DeLuna Email: Luis D@delunataxlaw.com
If to Buyer:	Indoor Harvest Corp. 7401 W. Slaughter Lane #5078, Austin, TX, 78739 Email: leslie.bocskor@indoorharvest.com Attention: Leslie Bocskor, Chief Executive Officer
with a copy (which shall not constitute notice) to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Facsimile: (212) 930-9725 Email: mross@srf.law Attention: Marc Ross, Esq.

Section 9.03 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.04 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, the statements in the body of this Agreement will control.

Section 9.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.06 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.07 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 9.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[*Signature page follows.*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: INDOOR HARVEST CORP.

By: DocuSigned by: Leslie Bocskor
7C5438829ABC4AE...

Name: Leslie Bocskor
Title: Chief Executive Officer

SELLER: METABIOGENICS, LTD., S.A. DE C.V.

By: DocuSigned by:
39E958388EE5456...

Name: Dr. Mario Acosta Mejía
Title: Chief Executive Officer

By: DocuSigned by:
1F4D60AF21604A5...

Name: Adam Cortez
Title: Managing Member

By: DocuSigned by: Luis R. De Luna
A72BEA32B7ED40D...

Name: Luis R. de Luna
Title: Managing Member

COMPANY: METABIOGENIX USA, LCC

By: DocuSigned by:
A2C50B776AE243C...

Name: Miguel Gutierrez
Title: COO

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTERESTS

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

This Assignment of Membership Interests (this "**Assignment**") is entered into as of April 30, 2023, by and between Metabiogenix USA LLC, an individual domiciled in the State of TEXAS ("**Assignor**"), and Indoor Harvest Corp., a Texas corporation ("**Assignee**").

RECITALS

WHEREAS, Assignor owns, beneficially and of record, 100% of the issued and outstanding membership interests (including all voting, consent, and economic rights associated with such membership interests, the "**Membership Interest**") in Metabiogenix USA, LLC, a Texas limited liability company (the "**Company**");

WHEREAS, Assignor and Assignee have entered into that certain Membership Interest Purchase Agreement, dated April 30, 2023, (the "**Purchase Agreement**"), pursuant to which, among other things, Assignor has agreed to sell, assign, and transfer all of its right, title, and interest in and to, and Assignee has agreed to accept, selling 60% Membership Interest (Metabiogenics Ltd S.A. de C.V. 24% Mario Acosta Mejía, Miguel Gutierrez 24%, Adam Cortez 6%, and Luis R. De Luna 6%) (the "**Assigned Interest**"); and

WHEREAS, in order to effect the sale, transfer, and assignment of the Assigned Interest to Assignee, Assignor and Assignee are executing and delivering this Assignment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby sells, assigns, and transfers to Assignee, and Assignee hereby accepts, all of Assignor's right, title, and interest in and to the **Assigned Interest**, free and clear of all Encumbrances, other than any Encumbrances arising under the applicable state or federal securities Laws [or the LLC Agreement].

2. Terms of the Purchase Agreement. This Assignment is made in accordance with, and is subject to, the terms and conditions of the Purchase Agreement. Nothing in this Assignment, express or implied, is intended to or shall be construed to modify, expand, or limit any of the terms of the Purchase Agreement. Assignor and Assignee acknowledge and agree that no representations and warranties are made in this Assignment. The representations, warranties, covenants, [and indemnities] contained in the Purchase Agreement shall not be superseded by this Assignment but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3. Definitions. All capitalized terms used in this Assignment but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

4. Further Assurances. Each of Assignee and Assignor shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances, and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Assignment.

5. Successors and Assigns. This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Amendment and Modifications. This Assignment may not be amended or modified in any manner other than by a written agreement signed by the party to be charged.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

8. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[*Signature page follows.*]

IN WITNESS WHEREOF, Assignee and Assignor have executed this Assignment as of the date set out above.

BUYER: INDOOR HARVEST CORP.

By: DocuSigned by: Leslie Bocskor 7C5438829ABC4AE...
Name: Leslie Bocskor
Title: Chief Executive Officer

SELLER: METABIOGENICS, LTD., S.A. DE C.V.

By: DocuSigned by: 38E958388EE5456...

Name: Dr. Mario Acosta Mejía
Title: Chief Executive Officer

By: DocuSigned by: 1F4D60AF21604A5...
Name: Adam Cortez
Title: Managing Member

By: DocuSigned by: Luis R. De Luna A72BEA32B7ED40D...
Name: Luis R. de Luna
Title: Managing Member

COMPANY: METABIOGENIX USA, LCC

By: DocuSigned by: A2C50B776AE243C...
Name: Miguel Gutierrez
Title: COO

Signature page of the Membership Interest and Stock Purchase Agreement

EXHIBIT B
License Agreement

CONTRATO DE LICENCIA Y SUMINISTRO / LICENSE AND SUPPLY AGREEMENT

El presente Contrato de Licencia y Suministro ("el Contrato") se celebra y surte efectos a partir del 14 de marzo 2022 ("Fecha de Vigencia") por y entre (i) Blue Ocean Wellness FZC, una sociedad constituida conforme a las leyes de Dubai, Emiratos Árabes Unidos ("BOW"), y (ii) el Dr. Mario Acosta Mejía, mexicano, en conjunto con Metabiogenics LTD, S. A. de C. V., una sociedad constituida conforme a las leyes de México ("MAM").

This License and Supply Agreement (the "Agreement") is made and entered into as of the march 14, 2022 (the "Effective Date"), by and between (i) Blue Ocean Wellness FZC, a corporation organized under the laws of Dubai, United Arab Emirates ("BOW") and (ii) Dr. Mario Acosta Mejía, Mexican, together with Metabiogenics LTD, S.A. de C.V., a corporation organized under the laws of Mexico ("MAM").

DECLARACIONES:

CONSIDERANDO QUE, BOW ha desarrollado cierta tecnología (la "Tecnología") para elaborar una línea de hierbas medicinales, suplementos alimenticios, alimentos nutricionales y productos para el cuidado de la piel bajo la marca comercial Biotra y otras similares (las "Marcas de la Tecnología") sobre las cuales BOW tiene concedida licencia con facultades para sublicenciar (los "Productos");

CONSIDERANDO QUE, MAM desea obtener una licencia exclusiva de BOW para comercializar, importar, exportar, distribuir, ofrecer a la venta y vender los Productos utilizando la Tecnología y las Marcas de la Tecnología de BOW, en México, Estados Unidos de América, Latinoamérica y España (el "Territorio") y BOW está dispuesta a otorgar dicha licencia bajo los términos y condiciones establecidos en el presente Contrato. Cualquier otro territorio será incorporado por mutuo acuerdo de las Partes.

AHORA, POR LO TANTO, en consideración de las premisas y los acuerdos mutuos entre las partes del presente acuerdo, cada parte acuerda frente a la otra lo siguiente:

WITNESSETH:

WHEREAS, BOW has developed certain technology (the "Technology") to manufacture a line of herbal medicine, food supplements, nutritional foods and skin care products under the Trademark Biotra and other similar (the "Technology Marks") on which BOW has a granted license with authority to sublicence (the "Products");

WHEREAS, MAM desires to obtain an exclusive license from BOW for purposes of enabling MAM to market, import, export, distribute, offer for sale and sell the Products using BOW's Technology and Technology Marks in Mexico, the United States of America, Latin America and Spain (the "Territory") and BOW is willing to grant such license subject to the conditions and pursuant to the terms set forth in this Agreement. Any additional territories shall be added by mutual agreement of the Parties.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, each party hereby agrees with the other as follows:

CLÁUSULA 1. CONCESIÓN DE LICENCIA Y OTROS DERECHOS

En este acto BOW concede a MAM, bajo las marcas, tecnología y otros derechos de los cuales es titular, durante la vigencia del presente Contrato y bajo los términos y condiciones del mismo, una licencia exclusiva para fabricar, usar, comercializar, importar, exportar, distribuir, ofrecer en venta y vender los Productos en el Territorio, usando la Tecnología de BOW.

La concesión a MAM conforme a esta Cláusula 1 no incluye el derecho a conceder sublicencias, salvo que BOW acuerde expresamente y por escrito lo

ARTICLE 1. GRANT OF LICENSE AND OTHER RIGHTS

In this act, BOW grants MAM, under the trademarks, technology and other rights of which it is the owner, during the term of this Contract and under the terms and conditions thereof, an exclusive license to manufacture, use, commercialize, import, export , distribute, offer for sale and sell the Products in the Territory, using BOW Technology.

The grants to MAM under this Article 1 shall not include the right to grant sublicenses, unless otherwise expressly and written agreed by BOW. Nothing in this

contrario. Nada de lo contenido en este Contrato se interpretará como un permiso a MAM para sublicenciar la Tecnología o las Marcas de la Tecnología o para transferirlas unilateralmente a cualquier tercero.

Agreement shall be construed to permit MAM to sublicense the Technology or the Technology Marks, otherwise unilaterally transfer them to any third party.

Respecto a la licencia otorgada en virtud del presente Contrato sobre las Marcas de la Tecnología, MAM acuerda usarlas únicamente en relación con la venta de los Productos en el Territorio y de conformidad con los estándares y lineamientos proporcionados por BOW, así como sujetarse a los siguientes términos y condiciones en relación con las mismas:

Regarding the license granted hereunder to the Technology Marks, MAM agrees to use them solely on and in connection with the sale of the Products in the Territory and according to standards and guidelines provided by BOW, as well as to be subject to the following terms and conditions in connection thereof:

a) MAM no podrá usar las Marcas de la Tecnología como, o como parte de, su nombre comercial o el de ninguna empresa controlada por ésta, sea o no afiliada.

b) MAM no tendrá derecho a sublicenciar a terceros ninguno de los derechos sobre las Marcas de la Tecnología.

c) MAM no podrá usar las Marca de la Tecnología en cualesquiera otros productos distintos a los Productos.

d) MAM reconoce y acepta que BOW y sus afiliadas serán las únicas propietarias de las Marcas de la Tecnología.

e) MAM podrá registrar sus propias marcas comerciales (marca registrada) en el Territorio para aplicarlas como las marcas principales de los Productos, siempre que las mismas sean usadas en conjunto con las Marcas de la Tecnología de BOW en las cajas y empaques de cada uno de los Productos, o en su caso, donde lo indique BOW, y con la obligación para MAM de mencionar en dichas cajas y empaques que los Productos comercializados bajo las marcas propias de MAM cuentan con la licencia de la Tecnología y las Marcas de la Tecnología de BOW. Para tal efecto, MAM deberá informar oportunamente a BOW qué marcas propias aplicará a los Productos en el Territorio, a efecto de que BOW pueda desarrollar y elaborar las cajas y/o empaques de los Productos.

MAM y BOW acuerdan que el 50% del valor de las marcas comerciales (marca registrada) corresponde a BOW y el otro 50% a MAM

a) MAM shall not use the Technology Marks as or as part of its corporate or business name or the name of any business entity which is controlled by it, whether an affiliate or otherwise.

b) MAM shall have no right to sublicense to third parties any of the rights in the Technology Marks.

c) MAM shall not affix or use the Technology Marks on any product other than the Products.

d) MAM recognizes and acknowledges that BOW and its affiliates will be the sole owners of the Technology Marks.

e) MAM should be able to register its own commercial brands (Trademark) in the territory to applied them as the principal trademarks of the Products provided that said trademarks are used together with BOW's Technology Marks in each of the Products boxes and packaging, or where appropriate, where indicated by BOW, and with MAM's obligation to mention in such boxes and packaging that the Products sold under MAM own trademarks are licensed under BOW's Technology and Technology Marks. For this purpose, MAM shall inform BOW in a timely manner, which own brands will apply to the Products so that BOW, may be able to develop and manufacture the boxes and/or packaging of the Products.

MAM and BOW agree that 50% of the value of the commercial brands (Trademark) corresponds to BOW and the other 50% to MAM

f) MAM acuerda y se compromete a no impugnar, o causar que un tercero impugne, los derechos, títulos e intereses de BOW sobre las Marcas de la Tecnología en ninguna parte del mundo. Todo uso que MAM haga de las Marcas de la Tecnología en el Territorio redundarán en beneficio de BOW y MAM no podrá usar o solicitar ningún registro de las mismas, salvo que esté permitido por el presente Contrato. Ante solicitud razonable de BOW y a sus expensas, MAM asistirá a BOW, incluyendo, pero sin limitarse a la ejecución de documentos requeridos, para efectuar, registrar y mantener los derechos de BOW sobre las marcas.

g) MAM informará a BOW de cualquier infracción a la Tecnología o a las Marcas de la Tecnología de la que tenga conocimiento; no obstante, MAM no podrá iniciar ninguna acción en relación con dicha infracción sin el previo consentimiento por escrito de BOW. MAM cooperará con BOW, a solicitud y expensas de BOW, en relación con cualquier esfuerzo de BOW para proteger sus intereses sobre las Tecnología y las Marcas de la Tecnología. Nada de lo contenido en este Contrato será interpretado como una exigencia a BOW para tomar acciones o medidas respecto de cualquier infracción supuesta, presunta o conocida de las marcas.

MAM reconoce que la génesis de la Tecnología, la ciencia detrás de la misma, así como todos los estudios clínicos, conceptos y marcas relacionados tales como la focalización de mitocondria, la modulación de microbiomas (que pueden referirse con nombres tales como productos metabiogénicos, metabióticos, biomoduladores de microbiomas, programas de reinicio metabólico, entre otros) fueron descubiertos y desarrollados exclusivamente por el Instituto Médico Japonés, BOW o sus afiliadas, por lo que todo reconocimiento, derecho e interés sobre los mismos es propiedad exclusiva del Instituto Médico Japonés o sus afiliadas, y no podrá ser impugnada por MAM en ningún momento y bajo ninguna circunstancia.

CLÁUSULA 2. PAGOS

Pago de Regalías. Como contraprestación por la Licencia otorgada en virtud del presente Contrato, MAM deberá pagar a BOW una regalía mensual equivalente al 12% (doce por ciento) de los ingresos netos, dentro de los 30 dias naturales posteriores al cierre del mes anterior. Los pagos deberán realizarse en dólares americanos y conforme a las instrucciones de BOW.

f) MAM covenants and agrees that it shall not challenge, or cause a third party to challenge, BOW's right, title or interest in and to the Technology Marks anywhere in the world. All uses by MAM of the Technology Marks in the Territory shall inure to the benefit of BOW, and MAM shall make no use or apply for any registration thereof except as permitted by this Agreement. Upon reasonable request by BOW and at BOW's expense, MAM shall assist BOW, including but not limited to the execution of appropriate documents, in effectuating, registering, and otherwise maintaining BOW's rights in the trademarks.

g) MAM shall advise BOW of any infringement of the Technology or the Technology Marks of which it becomes aware, but MAM shall not bring any action with respect to any such infringement without BOW's prior written consent. MAM shall cooperate with BOW, at BOW's request and at BOW's expense, with respect to any of BOW's efforts to protect its interests in the Technology and the Technology Marks. Nothing in this Agreement shall be construed so as to require BOW to take any actions or measures with respect to any alleged, suspected or known infringement of the trademarks.

MAM recognizes that the genesis of the Technology, the science behind, as well as all clinical studies and related concepts and brands such as Mitochondria targeting, Microbiome modulation (that can be approached with names such as Metabiogenic products, Metabiotics, Microbiome Bio-modulators, Metabolic Reset Program, among others) were solely discovered and developed by the Japanese Medical Institute, BOW or its affiliates; therefore, all acknowledgement, rights and interests in connection therewith are the exclusive property of the Japanese Medical Institute or its affiliates, and may not be challenged by MAM at any time and under any circumstances.

ARTICLE 2. PAYMENTS

Payment of Royalties. In consideration of the license granted hereunder, MAM shall pay BOW on a monthly basis a royalty equal to 12% (twelve per cent) of the revenues after taxes, within 30 calendar days after the closing of the previous month. The payments shall be made in U.S. Dollars and following BOW instructions.

Pago de Suministro. Como una contraprestación, BOW podrá otorgar hasta 60 días de crédito a MAM, una vez que se haya entregado el producto. Los pagos deberán realizarse en dólares americanos y conforme a las instrucciones de BOW

Payment of Supply. BOW may grant up to 60 days of credit to MAM, once the product has been delivered. Payments must be done in U.S. dollars and in accordance with BOW's instructions

Gastos de comercialización. MAM pagará todos los gastos relativos a la comercialización de los Productos.

Commercialization Expenses. MAM shall pay all expenses related to the commercialization of Products.

Impuestos. Las partes acuerdan que las obligaciones e impuestos que puedan derivarse como consecuencia directa o indirecta de este Contrato serán responsabilidad de cada una de las partes, de acuerdo con las disposiciones fiscales aplicables en el Territorio, y los convenios entre gobiernos para evitar la doble tributación (en su caso).

Taxes. The parties agree that the obligations and taxes that could be generated as a directly or indirectly consequence of this Agreement, must be responsibility of each one of the parties, in accordance with the applicable tax provisions in the Territory, and the conventions between governments to avoid double taxation (where applicable).

CLÁUSULA 3. SUMINISTRO Y ENTREGA

BOW suministrará a MAM los productos terminados y etiquetados para su comercialización, importación, exportación, distribución, ofrecimiento en venta y venta de los Productos por parte de MAM en el Territorio.

El precio de los Productos será evaluado y establecido de común acuerdo por ambas partes y tendrá validez hasta el 31 de diciembre de 2021; posteriormente se ajustará anualmente el 1° de enero de cada año, de acuerdo con, pero sin limitarse a, el índice ISTAT.

BOW sólo podrá revisar el precio de suministro una vez al año en o después de cada aniversario de la Fecha de Vigencia, y posteriormente sólo para tener en cuenta los cambios en el costo de las materias primas, mano de obra y costos generales debidamente asignados a los Productos de conformidad con los principios contables habituales y siempre que BOW haga su mejor esfuerzo para minimizar el incremento de dichos costos. Todos los incrementos serán previamente discutidos y acordados por ambas partes.

Dentro de la primera (1ª) semana de cada mes, MAM proporcionará a BOW una previsión de ventas continua de compras anticipadas de los Productos para los siguientes doce (12) meses (la "Planificación Continua"). Se entiende que, para cada Planificación Continua, las cantidades de entrega especificadas para los primeros tres (3) meses constituirán cantidades de compra obligatorias, mientras que las otras cantidades establecidas para los siguientes nueve (9) meses no son obligatorias.

La entrega de los Productos se realizará bajo el Incoterm 2020 EXW (En Fábrica) en México.

ARTICLE 3. SUPPLY AND DELIVERY

BOW will supply MAM with the finished and labeled Products for its market, import, export, distribute, offer for sale and sell in the Territory.

The prices of the Products will be assessed and established by mutual agreement by both parties and will be valid until December 31st, 2020 and then adjusted annually on January 1st every year according, but not limited to, to the ISTAT index.

BOW may review the supply price once annually on or after each anniversary of the Effective Date and then solely to take account of the changes in the cost to it of raw materials, labour and overhead costs properly allocated to the Products in accordance with normal accounting principles and provided that BOW use their best efforts to minimise such cost increases. All the increases will be discussed first and agreed by both parties.

Within the first (1st) week of each month, MAM will provide BOW with a rolling forecast of its anticipated purchases of the Products for the following twelve (12) months (the "Rolling Forecast"). It is understood that for each Rolling Forecast, the quantities specified for delivery in the first three (3) months shall constitute binding purchase quantities, meanwhile the other quantities set forth for the following nine (9) months are not binding.

The delivery of the Products shall be made under Incoterm 2020 Ex Works (EXW) in Mexico.

La primera entrega de los Productos a México se realizará dentro de los noventa (90) días calendario posteriores a la recepción del recibo de pago de la orden de compra y mediante confirmación del pedido. Las entregas posteriores a la entrega inicial se realizarán dentro de los sesenta (60) siguientes. Los principales periodos vacacionales en cada uno de los países del Territorio están excluidos del cálculo anterior.

First delivery of Products to Mexico will take place within the ninety (90) calendar days after receiving the payment receipt of the purchase order and upon the order confirmation. Following deliveries to the initial delivery shall be made within sixty (60) days. Main holiday periods in each country of the Territory are excluded from the above calculation.

En relación con la entrega de los Productos, BOW se asegurará de que:

a) Los Productos sean de una calidad satisfactoria y adecuados para el objeto de este Contrato;

b) Los Productos estén empacados adecuadamente y asegurados de tal manera que puedan llegar a su destino en buenas condiciones;

c) Cada entrega de los Productos se acompañe de una nota de entrega que muestre la fecha del pedido, el número de pedido (en su caso), el tipo y cantidad de los Productos (incluyendo el número de código de los Productos, cuando corresponda), instrucciones especiales de almacenamiento (en su caso), y cualquier otra información que MAM pueda requerir, y

d) Se establezca claramente en la nota de entrega cualquier requisito para MAM para regresar cualquiera de los Productos a BOW, cuando corresponda.

As for the delivery of the Products, BOW shall ensure that:

a) The Products shall be of satisfactory quality and fit for the purposes of this Agreement;

b) The Products are properly packed and secured in such manner as to enable them to reach their destination in good condition;

c) Each delivery of the Products is accompanied by a delivery note which show the date of the order, the order number (if any), the type and quantity of the Products (including the code number of the Products, where applicable), special storage instructions (if any), and any such other information as MAM may require; and

d) It states clearly on the delivery note any requirement for MAM to return any of the Products to BOW, where applicable.

Las partes se asegurarán de que en todo momento cuenten y mantengan todas las licencias, permisos, autorizaciones y consentimientos que puedan requerir en el Territorio para cumplir con sus obligaciones conforme al presente Contrato en relación con los Productos.

The parties shall ensure that at all times they have and maintain all the licenses, permissions, authorizations, consents and permits that they may need in the Territory to carry out its obligations under this Agreement in respect of the Products.

Asimismo, las partes deberán cumplir con todos los requisitos legales y reglamentarios que le sean aplicables en relación con la fabricación, etiquetado, empaque, almacenamiento y entrega de los Productos.

Likewise, the parties shall comply with all applicable statutory and regulatory requirements relating to the manufacturer, labelling, packaging, storage, handling and delivery of the Products.

CLÁUSULA 4. MERCADOTECNIA

MAM llevará a cabo todas las actividades relacionadas con el mercadeo de los Productos para su promoción en el Territorio, incluyendo de manera enunciativa más no limitativa, la creación y desarrollo de diseños, conceptos, materiales, folletos, catálogos, herramientas de venta, entre otros. Dichas actividades, así como los materiales antes señalados, deberán ser previamente validados y aprobados por BOW.

ARTICLE 4. MARKETING

MAM will carry out all activities related to the marketing of the Products for their promotion in the Territory, including, but not limited to, the creation and development of designs, concepts, materials, brochures, catalogs, sales tools, among others. Said activities, as well as the aforementioned materials, must be previously validated and approved by BOW.

En relación con los Productos, MAM se compromete a utilizar única y exclusivamente los materiales promocionales y de venta que hayan sido aprobados por BOW. MAM no usará imágenes, fotos o ningún otro material que distinto al aprobado por BOW para promocionar sus actividades y los Productos por cualquier medio incluyendo internet, redes sociales, revistas, o publicidad, salvo que cuente con el previo y expreso consentimiento de BOW.

In relation with the Products, MAM engages to use solely and exclusively the advertising promotional and selling material approved by BOW. MAM will not use images, photos or any materials other than the approved by BOW to promote its activities and the Products via any media including Internet, social medias, magazine, or publicity, except with the prior and express consent of BOW.

Por su parte, BOW proporcionará a MAM apoyo de mercado, particularmente:

1. Apoyo para el desarrollo de marca de los Productos y estrategia corporativa a fin de asegurar que la Tecnología y las Marcas de la Tecnología tengan una relevancia sostenida en el mercado y entre los competidores.
2. Publicaciones de artículos y/o ensayos clínicos realizados con los Productos.
3. Soporte para diseñar protocolos para estudios clínicos que se realizarían con los Productos en el Territorio.

Likewise, BOW should provide MAM marketing support, namely:

1. Support with product branding and corporate strategy to ensure that the Technology and the Technology Marks have a sustainable relevancy to the market and competition.
2. Publications of articles and/or clinical trials made with the Products.
3. Support to design protocols for clinical trials that would be made with the Products in the Territory.

BOW proporcionará en idioma inglés, y de ser posible, en español, toda la documentación requerida por las autoridades para la clasificación y autorización de los Productos en los formatos y tiempos requeridos. Cualquier autorización de comercialización que se obtenga en relación con los Productos deberá ser en nombre de MAM.

BOW will provide in English language and if possible, in Spanish, all the documentation required by the authorities for the classification and authorization of the Products in the formats and times required. Any marketing authorization obtained with respect to the Products shall be in the name of MAM.

CLÁUSULA 5. OBLIGACIONES DE BOW

Bajo los términos y condiciones del presente Contrato, BOW se obliga a:

a) Desarrollar fórmulas y fabricar los productos finales;

b) Proporcionar a MAM la plataforma tecnológica para los Productos junto con la documentación de soporte científico y de marketing;

c) Proporcionar a MAM, a costa de éste, entrenamiento y capacitación a médicos por un responsable del equipo médico de BOW;

d) Proporcionar conocimiento científico para apoyar los conceptos científicos de MAM;

e) Proporcionar a MAM, a costa de éste, apoyo en seminarios, eventos, conferencias y/o congresos

ARTICLE 5. BOW'S OBLIGATIONS

Under the terms and conditions of this Agreement, BOW shall:

a) Develop formulas and manufacture the finished products;

b) Provide MAM the technology platform for the Products with all the scientific and marketing support documentation;

c) Provide MAM, at MAM´s own expenses, with assistance, support and training performed by a responsible of BOW's medical team;

d) Provide scientific knowledge to support scientific concepts of MAM;

e) Provide MAM, at MAM´s own expenses, with seminars, events, conferences and/or medical

médicos y/ científicos a costa de MAM, incluyendo sin limitar, aquellos organizados y realizados por la fundación Alianza Médica Mexicana;

and/or scientific congresses support, including but not limited to those organized and held by foundation Alianza Médica Mexicana;

f) Desarrollar proyectos de apoyo científico (ensayos clínicos, publicaciones, artículos, patrocinio científico) en relación con los Productos y la Tecnología de BOW;

f) Develop scientific support projects (clinical trials, publications, articles, scientific sponsoring) in connection with BOW´s Products and Technology;

g) Proporcionar información acerca del mercado, la competencia y sobre cómo mejorar el modelo de negocio de BOW;

g) Provide information about market, competitiveness and about how to keep upgrading the business model of BOW;

h) Proporcionar a MAM toda la documentación necesaria para demostrar la eficacia y seguridad de todos los Productos. BOW también podrá invitar a ponentes internacionales para conferencias y capacitaciones en el Territorio.

h) Provide MAM all the documentation necessary to demonstrate efficacy and safety of all Products. BOW also may invite international speakers for lectures and trainings in the Territory.

i) Llevar a cabo la investigación y desarrollo de nuevas tecnologías y proyectos en relación con los Producto.

i) Conduct research and development of new technologies and projects in connection with the Products.

CLÁUSULA 6. OBLIGACIONES DE MAM

Bajo los términos y condiciones del presente Contrato, MAM se obliga a:

a) Utilizar la Tecnología y las Marcas de la tecnología de BOW única y exclusivamente en relación con la comercialización, importación, exportación, distribución, ofrecimiento en venta y venta los Productos en el Territorio.

b) Utilizar sus mejores esfuerzos para promover la venta de los Productos en todo el Territorio;

c) Mantener el inventario de los Productos que sea necesarios para cumplir con las necesidades de sus clientes y de acuerdo con las previsiones y/o planes de ventas y marketing que se acuerden entre las partes para cada año de este Contrato;

d) Ser responsable de todos los procesos comerciales para la comercialización, importación, exportación, distribución, oferta de venta y venta de los Productos en el Territorio y las decisiones en relación con los mismos;

e) Cumplir con todos los requisitos de autoridad para la importación, exportación y comercialización de los Productos en el Territorio.

ARTICLE 6. MAM'S OBLIGATIONS

Under the terms and conditions of this Agreement, MAM shall:

a) Use BOW's Technology and Technology Marks solely and exclusively in connection with the use, market, import, export, distribute, offer for sale and sell the Products in the Territory;

b) Use its best endeavors to promote the sale of the Products throughout the Territory;

c) Maintain such stocks of the Products as may be necessary to meet its customers' requirements and in accordance with the forecasts and/or sales and marketing plans to be agreed between the parties for each year of this Agreement;

d) Be responsible for all commercial process for marketing, importing, exporting, distributing, offering for sale and selling the Products in the Territory and decisions thereof;

e) Accomplish all the authority requirements for importation, exportation and commercialization of the Products in the Territory.

f) Construir las Marcas de la Tecnología en conjunto con las marcas propias en el Territorio y desarrollar la imagen corporativa de BOW;

g) Realizar estudios clínicos a sus expensas en el Territorio para cualquier marca creada y desarrollada por MAM para usar en conjunto con las Marcas de la Tecnología, Productos e investigación científica de BOW;

h) Reportar a BOW estados financieros auditados y, cuando BOW así lo requiera, proporcionarle los informes que BOW pueda razonablemente solicitar, incluyendo sin limitar, reportes mensuales de inventarios, ventas, y agotamiento de los Productos en el Territorio.

i) Informar a BOW de cualesquiera cambios en las leyes y reglamentos en el Territorio en relación al método natural de fabricación, empaque, etiquetado, comercialización o venta de los Productos, así como notificar inmediatamente a BOW en caso de tener conocimiento de que cualesquiera de los Productos infringen o pueden infringir cualesquiera de dichas leyes o reglamentos;

j) Sólo promocionar y comercializar los Productos en el Territorio y no cualesquiera otros productos que compitan con los productos de BOW, acordando además no replicar, directa o indirectamente, por su cuenta o a través de terceros, los Productos o productos similares a éstos, así como tampoco los servicios para promocionar y/o comercializar productos de cualquier otra naturaleza.

k) No crear y/o desarrollar conceptos, tecnologías y/u otras ofertas que compitan directa o indirectamente con la oferta de BOW, su Tecnología y/o las Marcas de la Tecnología.

l) No desarrollar ninguna actividad competitiva o colaborar directa o indirectamente con terceros que compiten directa o indirectamente con la oferta, Tecnología y Marcas de la Tecnología de BOW en el Territorio, durante la vigencia de este contrato y durante un periodo de dos (2) años posteriores a su terminación.

f) Build the Technology Marks along with the own marks in the Territory and develop BOW´s corporate branding;

g) Conduct clinical trials at his own expenses in the Territory for any trademark created and developed by MAM for BOW's Technology Marks, Products and scientific research;

h) Report audited financial statements to BOW and, when required by BOW, provide it with such reports as BOW may reasonably request, including, but not limited to monthly reports of inventories, sales, and depletions of the Products in the Territory;

i) Notify BOW of any changes in the laws and regulations in the Territory relating to the nature method of manufacture, packaging, labeling, marketing or sale of the Products, as well as forthwith notify BOW if it becomes aware that any of Products are or may be in breach of any of those laws or regulations;

j) Only promote and market in the Territory the Products and not any other products competing with BOW's products, further agreeing not to replicate, directly or indirectly, on its own or through third parties, the Products or products similar to these, as well as the services to promote and/or to market products of any other type or nature.

k) Not create and develop concepts, technologies and/or another offer that competes directly or indirectly with BOW´s offer, Technology and/or Technology Marks.

l) Not to develop any competitive activity or collaborate directly or indirectly with third parties that compete directly or indirectly with BOW´s offer, Technology and Technology Marks in the Territory, for all the duration of this agreement and for a period of two (2) years after its termination.

CLÁUSULA 7. SUBCONTRATACIÓN

En caso de que MAM requiera subcontratar los servicios de terceras personas para realizar cualquier de las actividades objeto de esta licencia y que al efecto se señalan en la cláusula 1 del presente contrato, deberá

ARTICLE 7. OUTSOURCING

In the event that MAM requires subcontracting the services of third parties to carry out any of the activities subject of this License and which are indicated under Article 1 herein, it must inform BOW beforehand in writing for its approval.

informarlo previamente y por escrito a BOW para su visto bueno y aprobación.

La contratación, los honorarios y gastos, así como cualquier otra cantidad que pudiera generarse con motivo de la subcontratación antes referida, correrán por cuenta de MAM y bajo su exclusiva responsabilidad, en el entendido de que el tercero con quien contrate deberá sujetarse y estará obligado por los términos y condiciones del presente Contrato.

Hiring, fees and expenses, as well as any other amount that may be generated as a result of the aforementioned subcontracting, will be borne by MAM and under its solely responsibility, on the understanding that the third party hired by MAM must be subject and will be bound by the terms and conditions of this Agreement.

CLÁUSULA 8. CONFIDENCIALIDAD

Durante la vigencia del presente Contrato, MAM mantendrá la información que le sea revelada como confidencial por BOW y no negociará con, usará, explotará ni divulgará dicha información, directa ni indirectamente, ya sea ésta tangible o intangible, a ninguna persona o entidad para ningún fin excepto en los casos expresamente previstos en este Contrato o que sea autorizado expresamente por escrito por BOW.

La información confidencial podrá consistir, de manera enunciativa, más no limitativa en información científica, técnica, empresarial, financiera y/o de marketing, secretos industriales, innovaciones, patentes, saber hacer (*know how*), proyectos de investigación, manuales, documentos, notas y fórmulas, información sobre costos, beneficios, mercados, ventas, contratos, lista de clientes, distribuidores, planes de negocios, mercadeo y estratégicos, previsiones, información financiera no publicada, presupuestos, proyecciones, características de las identidades de los clientes y acuerdos.

MAM limitará la divulgación de cualquier información confidencial, tangible o intangible, de BOW a cualquier tercero que no sea directivo, empleado, agente, consultor y asesor profesional a quien resulte necesario revelar dicha información para el cumplimiento efectivo de este Contrato.

MAM no comunicará ningún dato acerca de los resultados, modelo de negocio y estrategias de BOW.

El deber de confidencialidad subsistirá tras la extinción o resolución de este Contrato cualquiera que sea la razón por un plazo de diez (10) años tras la fecha de finalización del Contrato.

ARTICLE 8. CONFIDENTIALITY

During the term of the Agreement, MAM will keep BOW's disclosing information confidential and will not directly or indirectly, deal with, use, exploit or disclose such confidential information, tangible or intangible, to any person or entity for any purpose except as expressly set out in this Agreement or unless and until expressly authorized in writing to do so by BOW.

The confidential information may include, but is not limited to scientific, technical, business, financial, and/or marketing information, trade secrets, innovations, patents, data, know how, research projects, manuals, documentation, notes, formulas, information about cost, profits, markets, sales, contracts, list of customers, distributors, business, marketing and strategic plans, forecasts, unpublished financial information, budgets, projections, customer identities characteristics and agreements.

MAM will limit disclosure of any confidential information, tangible or intangible, of BOW to any third party other than such officers, employees, agents, consultants and professional advisors to whom disclosure is necessary for the effective performance of this agreement.

MAM will not communicate any data about the performance, business model and strategies of BOW.

Confidentiality shall survive expiration or termination of this Agreement for any reason for a period of ten (10) years after the date of termination of the Agreement.

CLÁUSULA 9. VIGENCIA Y TERMINACIÓN

Este Contrato comienza a surtir efecto a partir del 14 de marzo 2022, con una duración de 10 años, al término del cual, BOW evaluará la viabilidad de renovarlo manteniendo la exclusividad de la licencia con MAM o,

ARTICLE 9. TERM AND TERMINATION

This contract comes into effect on March 14, 2022, with a duration of 10 years, at the end of which, BOW will evaluate the feasibility of renewing it while maintaining the exclusivity of the license with MAM where appropriate, entering into a

en su caso, celebrando con éste un nuevo contrato de licencia y suministro no exclusivos.

En caso de que el Contrato se renueve manteniendo la exclusividad de la licencia aquí conferida, dicha renovación será por un periodo adicional de diez (10) años, al término del cual, podrá ser nuevamente renovado por un periodo de diez (10) años, siempre que MAM haya cumplido a juicio de BOW con todas y cada una de las obligaciones previstas a su cargo en el presente Contrato, incluidas las de pago, y acredite que dispone de los recursos necesarios para continuar con la explotación de la licencia.

Si alguna de las partes no desea renovar el presente Contrato, deberá notificarlo por escrito y mediante carta certificada a la otra parte con al menos 180 días previos a la terminación de la última renovación.

BOW podrá rescindir el presente Contrato si MAM incumple con cualquiera de sus obligaciones bajo el presente y no subsana dicho incumplimiento dentro de un periodo de cuarenta y cinco (45) días naturales posteriores al aviso de incumplimiento por parte de BOW.

A la terminación de este Contrato, MAM deberá:

a) Descontinuar inmediatamente el uso de las marcas, tecnologías y cualquier otra propiedad intelectual de BOW, registrada o no.

b) Realizar el pago de las facturas debidas y pendientes a BOW.

BOW tendrá el derecho, pero no la obligación, de adquirir de MAM, los inventarios de los Productos no utilizados; de no ser así, MAM tendrá el derecho de continuar comercializando los Productos solo durante los siguientes 180 (ciento ochenta) días naturales siempre y cuando MAM está al día con todos los pagos debidos conforme a la Cláusula 2 anterior y en cumplimiento de los términos y condiciones de este Contrato.

Salvo que otra cláusula de este Contrato prevea específicamente lo contrario, el derecho de BOW a rescindir el contrato será adicional a cualesquiera otros derechos y recursos que BOW pueda tener para hacer cumplir este Contrato o para garantizar el pago de daños por el incumplimiento al mismo, y el ejercicio de cualquier derecho de rescisión estipulado en el presente no eximirá a MAM de las obligaciones que conforme al presente Contrato se acumulen con anterioridad a la fecha de terminación efectiva, incluyendo sin limitarse, a la obligación de pagar regalías y cualesquiera otros pagos

new non-exclusive license and supply agreement with MAM.

In the event that the agreement / contract is renewed maintaining the exclusivity of the license granted herein, said renewal will be for a period of ten (10) years, at the end of which, it may be renewed for an additional period of ten (10) years, provided that MAM has complied, in the opinion of BOW, with each and every one of his obligations under this Agreement and certifies that he has the necessary resources to continue operating the exclusive license.

Should any of the parties do not desire to renew this Agreement, they must give the other party a written notice by registered letter with at least 180 days prior to the termination of the last renewal.

BOW may terminate this Agreement if MAM shall commit any material breach to any obligation contained herein and shall not cure such breach within a forty-five (45) calendar days period upon BOW's notification of breach.

Upon termination of this Agreement, MAM shall:

a) Immediately discontinue all further use of BOW trademarks, technologies and any other BOW's intellectual property, registered or not.

b) Proceed to payment of all unpaid invoices due to BOW.

BOW shall have the right, but not the obligation, to purchase from MAM unused inventories of the Products; otherwise MAM shall have the right to continue the commercialization of the Products only during the following 180 (one hundred and eighty) calendar days provided that MAM is current with respect to all payments due under Article 2 and continues to comply with the terms and conditions of this Agreement.

Unless another provision of this Agreement specifically provides to the contrary, BOW's rights of termination as herein provided shall be in addition to all other rights and remedies which BOW may have to enforce this Agreement or to secure damages for the breach hereof, and the exercise of any right of termination as herein provided shall not relieve the other of any of its obligations under this Agreement accruing prior to the effective date of termination, including, but not limited to, the obligation to pay royalties and any other applicable fees pursuant to Article 2 or to render reports with respect thereto.

aplicables conforme a la cláusula 2 o rendir informes con respecto a los mismos.

Cualquier disposición del Contrato que expresa o implícitamente pretenda entrar o continuar en vigencia en o después de la terminación o vencimiento del Contrato permanecerá en pleno vigor y efecto.

Any provision of the Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of the Contract shall remain in full force and effect.

CLÁUSULA 10. FUERZA MAYOR

En el caso de que alguna de las partes se vea afectada por fuerza mayor deberá informar inmediatamente a la otra parte de la naturaleza y extensión de la misma.

No se considerará que ninguna parte ha incumplido el Contrato o que tenga ninguna responsabilidad hacia la otra en caso de retraso en el cumplimiento, incumplimiento, cumplimiento parcial o cumplimiento defectuoso de ninguna de las obligaciones previstas en la medida en que dicho retraso, incumplimiento, cumplimiento parcial o cumplimiento defectuoso se deba a fuerza mayor de la cual haya informado a la otra parte; y el plazo para cumplir dicha obligación se aplazará por el tiempo que sea necesario.

ARTICLE 10. FORCE MAJEURE

If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other by reason of any delay in performance, non-performance, part performance or defective performance of any of its obligations hereunder to the extent that such delay or non-performance, part performance or defective performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

CLÁUSULA 11. RELACIÓN DE LAS PARTES

Por el presente, no se crea ninguna agencia, empleo, sociedad, empresa conjunta u otra relación conjunta entre las partes. BOW y MAM son contratistas independientes con respecto al otro y ninguno tiene autoridad para vincular al otro en ningún aspecto.

ARTICLE 11. RELATIONSHIP OF THE PARTIES

No agency, employment, partnership, joint venture, or other joint relationship is created hereby between the parties. BOW and MAM are each independent contractors with respect to the other and neither has any authority to bind the other in any respect whatsoever.

CLÁUSULA 12. NOTIFICACIONES

Las notificaciones que deban realizarse en virtud de este Contrato deberán ser por escrito y enviarse por correo electrónico, correo certificado, transmisión de fax, servicio de mensajería urgente reconocida nacionalmente, o entregarse personalmente, con conformación escrita del recibo y fecha de recepción, a los respectivos domicilios de las partes conforme a lo siguiente:

Notificaciones a BOW:
Al Barsha South 2
Um Suqeim Road
Dubai, Emiratos Árabes Unidos
Correo electrónico:_________________
Facsímil:_________________
Attn:____________________

Notificaciones a MAM:
Avenida Insurgentes Sur 1647 Piso 1 Oficina 116, Colonia San José Insurgentes, Delegación Benito Juarez, Ciudad De México, C.P. 03900.

ARTICLE 12. NOTICES

Notices required under this Agreement shall be in writing and sent by electronic email, registered mail, by facsimile transmission, by nationally recognized overnight courier service, or by hand delivery, with written verification of receipt and date of receipt, to the respective parties at the following addresses:

Notices to BOW:
Al Barsha South 2
Um Suqeim Road
Dubai, United Arab Emirates
Email: _________________
Facsimile: _________________
Attn: MACHIKO IKEOKA

Notices to MAM:
Avenida Insurgentes Sur 1647 Piso 1 Oficina 116, Colonia San José Insurgentes, Delegación Benito Juarez, Ciudad De México, C.P. 03900.

Correo electrónico: acosta1@metabiogenix.lat
Attn: Dr. Mario Acosta Mejía

O a cualesquiera otros domicilios que cualquiera de las partes designe mediante notificación hecha a la otra parte de conformidad con lo establecido en la presente cláusula, la cual se considerará efectiva cuando se reciba.

Email: acosta1@metabiogenix.lat
Attn: Dr. Mario Acosta Mejía

or to such other address as either party may designate by a notice given to the other party in compliance with this paragraph and shall be deemed effective when received.

CLÁUSULA 13. CESIÓN

Los derechos concedidos bajo este Contrato podrán ser cedidos por BOW, pero no podrán ser cedidos, en todo o en parte, por MAM sin el previo consentimiento por escrito de BOW.

En caso de que el negocio de MAM se venda/transfiera a un tercero con el previo consentimiento por escrito de BOW, todas las condiciones del presente Contrato serán transferidas al nuevo licenciatario.

ARTICLE 13. ASSIGNMENT

This Agreement and the rights granted hereunder shall be assignable by BOW, but shall not be assignable, in whole or in part, by MAM without the prior written consent of BOW.

In case MAM's business is sold/transferred to a third party with the prior written consent of BOW, all conditions of this Agreement will be transferred to the new licensee.

CLÁUSULA 14. MISECELÁNEOS

a) El presente Contrato representa la totalidad del acuerdo y entendimiento entre las partes respecto al objeto del mismo y prevalece sobre cualquier acuerdo o entendimiento previo entre las partes respecto al Contrato y no podrá ser modificado excepto mediante acuerdo por escrito firmado por los representantes autorizados de las partes.

b) Ambas partes reconocen y aceptan que al suscribir este Contrato no dependen y no dispondrán de ninguna acción respecto de ninguna de las garantías o entendimientos (ya hayan sido realizados de forma negligente o inocente) de ninguna persona (ya sean parte de este Contrato o no) aparte de los que expresamente se prevén en este Contrato. Sin embargo, lo previsto en esta sub-cláusula no podrá limitar o excluir ninguna responsabilidad por fraude.

c) En caso de que cualquier disposición de este Contrato sea considerada por un tribunal o autoridad competente como inválida o no ejecutable en su totalidad o en parte el presente Contrato seguirá siendo válido por lo que respecta a todas las demás disposiciones del mismo y al resto de la mencionada disposición.

d) En caso de que una parte no ejerza o se retrase en el ejercicio de un derecho o acción prevista en este Contrato o por la ley no supondrá una renuncia de dicho derecho o acción, ni de ningún otro derecho o acción

ARTICLE 14. MISCELLANEOUS

a) This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the parties with respect thereto and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

b) Each of the parties hereto acknowledges and agrees that in entering into this Agreement it does not rely and shall have no remedy in respect of any statement representation warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this sub-clause shall, however, operate to limit or exclude any liability for fraud.

c) If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part this Agreement shall continue to be valid as to the other provisions thereof and the remainder of the affected provision.

d) Any failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law shall not constitute a waiver of the right or remedy or a waiver of other rights or remedies.

e) Cualesquiera disposiciones del presente Contrato que por su naturaleza se extiendan más allá de su terminación, permanecerán vigentes hasta que se les haya dado cumplimiento y seguirán siendo obligatorias para las partes y sus representantes legales. MAM comprende y acepta que algunas obligaciones podrán subsistir a la terminación de este Contrato.

e) Any terms of this Agreement, which by their nature extend beyond termination, shall remain in effect until fulfilled and shall bind the parties and their legal representatives. MAM understands and agrees that some obligations may remain in effect after the termination of this Agreement.

CLÁUSULA 15. LEY APLICABLE Y ARBITRAJE

El presente acuerdo se interpretará, y los respectivos derechos de las partes se determinarán de conformidad con las leyes del Centro Financiero Internacional de Dubái (DIFC por sus siglas en inglés).

Cualesquiera controversias que se deriven de o estén relacionadas con el presente Contrato serán resueltas conforme a las Normas de Arbitraje del Centro de Arbitraje DIFC-LCIA.

En testimonio de lo cual, el presente Contrato es firmado por las partes y comienza a surtir sus efectos en la fecha establecida en el presente.

ARTICLE 15. GOVERNING LAW AND ARBITRATION

This Agreement shall be construed, and the respective rights of the parties shall be determined under and pursuant to the laws of the Dubai International Financial Centre (DIFC).

All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the DIFC-LCIA Arbitration Centre.

In witness thereof the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

Blue Ocean Wellness FZC
(BOW)

By (Por): Machiko IKEOKA
Name (Nombre): Machiko Ikeoka
Position (Puesto): Director

Dr. Mario Acosta Mejía &
Metabiogenics LTD, S.A. de C.V. (MAM)

By (Por): Dr. Mario Acosta M ía
Name (Nombre): Dr. Mario A a Mejía
Position (Puesto): CEO (Presidente)